Exhibit 99.1

PRESS RELEASE

LIBERTY GLOBAL REPORTS FIRST QUARTER 2010 RESULTS

Subscriber & Revenue Growth Gaining Momentum in Western Europe

Strong Liquidity Position to Drive Shareholder Value

Englewood, Colorado – May 6, 2010: Liberty Global, Inc. (“Liberty Global,” “LGI,” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK), today announces financial and operating results for the first quarter (“Q1”) ended March 31, 2010. Highlights for the quarter compared to the same period for 2009 (unless noted), include:

•      Organic RGU1 additions of 204,000, up 34% as compared to Q1 2009

•      Revenue of $2.18 billion and Operating Cash Flow (“OCF”)2 of $975 million

•      Reflects reported revenue and OCF growth of 28% and 31%, respectively

•      Rebased (excluding arena)3 revenue and OCF growth of 4% and 5%, respectively

•      Operating income increased by 28% to $304 million

•      Cash provided by operating activities from continuing operations increased 45%

•      Free Cash Flow (“FCF”)4 increased to $229 million in Q1 2010 from $25 million in Q1 2009

•      Completed acquisition of Unitymedia and divestiture of J:COM interest in Q1 2010

•      Consolidated cash position of $4.2 billion at March 31, 2010

Commenting on the results, Liberty Global President & CEO Mike Fries said “Our first quarter figures demonstrate continued momentum in our core cable business driven by strong demand for our advanced services, especially our next-generation broadband products. In particular, we posted a record quarter in terms of our European broadband internet and telephony organic subscriber additions. This helped fuel rebased revenue growth of 4% for LGI overall. Meanwhile, our Q1 rebased OCF growth of 5% together with capital expenditures at only 19% of revenue, contributed to a nine-fold increase in Free Cash Flow to $229 million for the quarter, as compared to Q1 2009.”

“With respect to our Western European broadband operations, rebased revenue growth increased for the fourth consecutive quarter. In addition, on January 28 we began consolidating the results of Unitymedia, Germany’s second largest cable operator, which delivered 8% rebased OCF growth for the two-month period. We also recognized a one-time gain from the recent sale of our J:COM interest due to the substantial premium we received for the asset, as compared to our cost basis. It should be noted that our first quarter results were impacted somewhat by the recent earthquake in Chile, however, the damage to our network was minor.”

“Our balance sheet and especially our cash position have never been stronger due in large part to the February sale of our J:COM interest. At the end of Q1 2010, we had $4.2 billion of cash and equivalents, including over $3.5 billion at the corporate level. This affords us significant flexibility in terms of pursuing acquisitions and repurchasing our stock. So far this year through April, we have repurchased $219 million of our equity. This leaves us with approximately $320 million of available capacity under our repurchase program. We believe our stock remains undervalued and we expect to continue our stock buybacks.”

PRESS RELEASE

Recent Transactions & Other Events

Acquisition of Unitymedia

On January 28, 2010, we acquired Unitymedia GmbH (“Unitymedia”) for total consideration, before estimated direct acquisition costs, of approximately €4.1 billion ($5.7 billion at the transaction date), including €2.0 billion ($2.8 billion at the transaction date) in cash for all of the outstanding stock of Unitymedia and €2.1 billion ($2.9 billion at the transaction date) in net debt at the transaction date (collectively, the “Unitymedia Transaction”). As part of the transaction, we acquired Unitymedia’s cable and arena units. Arena is a small DTH operation that is excluded from our rebase growth calculations unless otherwise noted. From a financial and subscriber reporting perspective, Unitymedia is consolidated from the date of acquisition.

Disposition of J:COM Interest

On February 18, 2010, we sold our subsidiaries that directly or indirectly, including through certain trust arrangements, held our 37.8% ownership interest in J:COM to KDDI Corporation (the “J:COM Transaction”). We received total gross proceeds of approximately ¥363 billion ($4.0 billion at the applicable rates). J:COM became a discontinued operation beginning in Q1 2010.5

Chilean Earthquake

On February 27, 2010, certain areas served by our broadband communications operator in Chile (“VTR”) experienced a significant earthquake. The earthquake destroyed over 24,000 homes that were passed by VTR’s broadband communications network, resulting in the loss of an estimated 15,500 RGUs or less than 1% of VTR’s total RGU base. With the exception of these destroyed homes, service had been restored to substantially all of VTR’s remaining customers as of March 31, 2010.6

Annual meeting

Liberty Global will hold its Annual Meeting of Stockholders on June 17, 2010 at 10:00 am MDT in Littleton, Colorado.

Subscriber Statistics

At March 31, 2010, we served 17.8 million customers on our footprint covering 31.0 million homes. We provided 27.1 million subscription services to our customers, with video, broadband internet and telephony accounting for 63%, 22% and 15% of our total RGUs, respectively. The change in our RGUs from December 31, 2009 to March 31, 2010 includes the addition of 5.7 million RGUs as a result of the Unitymedia Transaction, 204,000 net organic additions, the deconsolidation of 5.9 million J:COM RGUs and the loss of 15,500 RGUs in Chile due to the earthquake.

Of our 204,000 net organic additions in Q1 2010, approximately 96% or 196,000 were generated in Europe, with our Western European and Central and Eastern European operations delivering 174,000 and 22,000 subscriber additions, respectively. Our top performers in the quarter in terms of additions were Germany with 65,000, which is impressive considering that it reflects only two months of activity, the Netherlands with 47,000, Belgium with 31,000 and Poland with 26,000.

From a product perspective, our quarterly organic RGU additions consisted of gains of 168,000 and 152,000 broadband internet and telephony subscribers, respectively, and an organic video subscriber loss of 116,000. As compared to the first quarter of 2009, our broadband internet and telephony organic additions during the first quarter of 2010 increased 37% and 24%, respectively. These additions were driven in part by approximately two months of organic gains in Germany, sales of our “Fiber Power” data products and demand for our bundled offers, including our triple-play “Dream Deal” in the Netherlands. In particular, our Dutch operation carried its momentum from 2009 into Q1 2010, as they reported a combined 61,000 organic broadband internet and telephony quarterly additions versus a gain of 23,000 in Q1 2009. In terms of EuroDOCSIS 3.0, we have the

PRESS RELEASE

ability to market next-generation broadband speeds to over 12 million homes or over 50% of our European two-way footprint and in particular, we expect that our “Fiber Power” products, as we have seen in the Netherlands, will be an important driver of our overall subscriber growth throughout the remainder of the year.

In the first quarter of 2010, our organic video subscriber loss was 116,000, which compares to an organic loss of 93,000 video subscribers in the respective 2009 prior year period. The increase in video subscriber losses in Q1 2010 was driven largely by our Romanian and to a lesser extent, our Belgian operation. Together, these two operations accounted for approximately 47% or 55,000 of our overall video loss in Q1 2010. On the positive side, our Dutch operation improved significantly year-over-year, recording a loss of only 14,000 video subscribers in Q1 2010, as compared to a loss of 31,000 in Q1 2009.

Once again, digital cable was our strongest product in the quarter, as we reported 286,000 organic additions, including 270,000 in Europe and 17,000 in Chile. Relative to Q1 2009, our Dutch, Irish, and Swiss operations showed the most improvement in terms of organic additions, with our Dutch business posting its second straight quarter of over 40,000 digital cable additions. On a consolidated basis, we finished Q1 2010 with 6.0 million digital cable RGUs and overall digital penetration7 of 38%, with our Chilean penetration at 61% and our European penetration at 36%. With an analog8 video base in excess of 9.7 million subscribers, we see a significant growth opportunity, as we look to continue migrating these subscribers to digital. Additional sell-through opportunities exist with respect to our digital video base including enhanced channel packages, DVR, HD and VoD.9 We ended the first quarter with approximately 35% of our total digital cable base taking a DVR and/or an HD product, as we added over 210,000 DVR and/or HD RGUs (including acquisitions) in the quarter.

Revenue

Our consolidated revenue increased $481 million or 28% to $2.18 billion for the three months ended March 31, 2010, as compared to $1.70 billion for the corresponding 2009 quarter. Reported growth was due largely to the year-over-year strengthening of our functional currencies relative to the U.S. dollar, the consolidation of Unitymedia for approximately two months of the 2010 first quarter, and organic growth. The latter consisted of a combination of subscription revenue growth, led by broadband internet, and non-subscription revenue growth, led by positive year-over-year growth in programming and to a lesser extent business-to-business and other non-subscription revenue categories. As compared to the first quarter of 2009, we generated rebased revenue growth of 4% when excluding foreign currency (“FX”) movements and acquisitions.

Our Q1 rebased revenue growth of 4% improved as compared to 2009 levels. This was due in part to UPC Broadband (excluding Germany), which realized 2% rebased revenue growth in the quarter, posting its third consecutive quarter of higher rebased revenue growth. Of particular note, our Polish and Irish operations grew in excess of 10% in Q1 and the Netherlands grew at 4%, or more than double its full-year 2009 rebased growth rate. Additionally, our Belgium and Australian operations reported strong rebased top-line growth of 9% and 6%, respectively, while our newly acquired German operation (excluding arena), contributed 6% rebased revenue growth in the quarter. Offsetting these positive country developments, we continue to face substantial competitive pressure in Hungary and Romania, which is adversely affecting our rebased revenue growth rate in Central and Eastern Europe (“CEE”).

Our consolidated ARPU10 per customer was $37.44 in Q1 2010, reflecting a year-over-year increase of 6%. On the other hand, adjusting for FX effects, our consolidated ARPU per customer would have declined by approximately 4%. This decline resulted from the inclusion of Unitymedia’s ARPU per customer of approximately €15.37 ($21.26 at average FX rates) in Q1 2010, which is substantially lower than our consolidated average. If we were to exclude Unitymedia, LGI’s ARPU per customer would have been approximately $41.13, which represents 5% FX adjusted growth.

Similarly, UPC Broadband (excluding Unitymedia), realized FX-neutralized ARPU per customer growth of 4% on a year-over-year basis, as we remain highly successful in bundling additional services. This is best highlighted in our bundling ratio, which has increased 5% year-over-year to 1.55x at UPC Broadband (excluding Unitymedia). With respect to our other key segments, Telenet and Austar generated FX-adjusted ARPU per customer growth of 13% and 4%, respectively. Telenet’s substantial ARPU per customer increase is due in part to a growing

PRESS RELEASE

proportion of newly acquired customers opting for a multi-play bundle and Austar’s growth is due largely to the combination of price increases and higher penetration of premium services. On the other hand, VTR experienced an FX-adjusted year-over-year loss in ARPU per customer of 3%, due in part to the impact of the earthquake.

Operating Cash Flow

For the three months ended March 31, 2010, our OCF increased 31% to $975 million, as compared to the corresponding prior year quarter of $746 million. Excluding the impact of FX, we achieved year-over-year OCF growth of 20% for the first quarter. Adjusting for FX and acquisition effects, we delivered rebased OCF growth of 5% in Q1 2010. Driving our rebased growth in the quarter were double-digit growers in Poland, Belgium, and Ireland, with several of our CEE operations, particularly Hungary and Romania, experiencing year-over-year rebased OCF declines. If we adjust for the direct impact of the Chilean earthquake, we estimate that our Chilean business would have generated rebased OCF growth of approximately 5% in Q1, as compared to a 3% rebased OCF decline.6

For the first quarter, we achieved a consolidated OCF margin11 of 44.8%, which represented an increase of 80 basis points, as compared to an OCF margin of 44.0% for the three months ended March 31, 2009. This margin improvement was directly attributable to the inclusion of Unitymedia, which had a higher OCF margin than the consolidated total. Excluding Unitymedia’s cable operation, which had a system-level OCF margin of approximately 55.2%, and excluding arena, our consolidated OCF margin for Q1 2010, would have been approximately 43.7%, roughly flat to the respective period last year.

Operating Income

For the three months ended March 31, 2010, operating income increased 28% to $304 million, as compared to $237 million for the three months ended March 31, 2009. This year-over-year increase was driven largely by the positive impact of favorable foreign currency movements and organic OCF growth.

Net Earnings (Loss) Attributable to LGI Stockholders

We reported net earnings attributable to LGI stockholders of $737 million ($2.75 per basic and diluted share) for the three months ended March 31, 2010, as compared to a net loss attributable to LGI stockholders of $299 million ($1.08 per basic and diluted share) for the three months ended March 31, 2009. This approximately $1.0 billion improvement in our results is due largely to the $1.4 billion increase relating to discontinued operations stemming from our disposal of our J:COM interest. The impact of this gain was partially offset by the net effect of higher losses on derivative instruments, higher interest expense, higher operating income and lower foreign currency transaction losses.

For the three months ended March 31, 2010 and 2009, our basic and diluted per share calculations utilized weighted average common shares outstanding of 268 million and 267 million, respectively. As of April 30, 2010, we had 262 million common shares outstanding.

Capital Expenditures and Free Cash Flow

Our capital expenditures were $405 million for the three months ended March 31, 2010, as compared to $413 million for the corresponding prior year period. As a percentage of revenue, our capital expenditures improved to 19% for the three months ended March 31, 2010, from 24% for the same period last year. UPC Broadband (excluding Unitymedia) was the primary driver of this decrease, generating a ratio of 20% during Q1 2010, as compared to 26% in Q1 2009. Unitymedia also contributed to the decrease with a ratio of 16% during the Q1 2010 period following the acquisition. The overall reduction in capital expenditures as a percentage of revenue (excluding Unitymedia) was primarily attributable to lower expenditures within our customer premise equipment and upgrade and rebuild categories. We expect that our level of capital expenditures will be higher in the remainder of the year, as compared to our first quarter results, due in part to the timing of projects and the phasing of our capital spend.

PRESS RELEASE

For the first quarter of 2010, FCF increased to $229 million from $25 million for the three months ended March 31, 2009. This increase was due to a 45% increase in cash flow provided by the operating activities of our continuing operations combined with substantially lower capital expenditures as a percentage of revenue, as discussed above. Our year-over-year FCF comparison for the first quarter reflects a modestly positive FX impact.

If we adjust our Q1 2010 FCF to include Unitymedia FCF for the full quarter, eliminate the costs associated with Unitymedia’s pre-acquisition capital structure, eliminate the direct acquisition costs paid in connection with the Unitymedia Transaction, and eliminate the accumulated excess tax benefits from share-based compensation that were recognized in the quarter as a result of the tax liability arising from the J:COM Transaction, our Q1 2010 Adjusted FCF12 would have been approximately $296 million. In terms of our FCF for the remainder of the year, we will incur cash interest payments on the debt raised in connection with the Unitymedia transaction in Q2 and Q4 and expect that we will make aggregate cash tax payments in the U.S. as a result of the gain on the J:COM Transaction ranging from $225 million to $300 million during 2010, with payments occurring during each of the remaining quarters in 2010. As a result of these and other factors, we expect that our FCF for the remainder of the year will be significantly weighted towards Q4, as compared to the second and third quarters.

Leverage and Liquidity

At March 31, 2010, we had total debt13 of $21.7 billion and cash and cash equivalents of $4.2 billion, for net debt14 of $17.5 billion. As compared to December 31, 2009, our Q1 debt balance decreased by $4.1 billion, while our cash position increased by over $900 million. The principal drivers impacting our lower debt and improved cash position relate to the net impact of the divestiture of J:COM and acquisition of Unitymedia, as well as the repayment of the LGJ Holdings loan and the translation impact resulting from a strengthening U.S. dollar.

We finished the quarter ended March 31, 2010, with gross and net debt ratios15 of approximately 5.3x and 4.3x, respectively, after adjusting for Unitymedia as if it had been included in our results for the entire quarter. These ratios further decline to 5.0x and 4.0x, after excluding our $1.0 billion loan that is backed by the shares we hold in Sumitomo Corporation.

In terms of borrowing capacity, we had approximately $1.6 billion at March 31, 2010, as represented by the maximum undrawn commitment under each of our credit facilities.16 This capacity was largely attributable to our credit facilities at UPC Broadband Holding (64% of total) and Telenet (26% of total). Upon completion of our first quarter compliance reporting requirements, we estimate that approximately €138 million ($187 million) of UPC Broadband Holding’s capacity will be available.

Since the beginning of 2010, we have remained active with respect to managing our balance sheet through opportunistic refinancings and maturity extensions including the push down of UPC Germany’s senior and senior secured notes to Unitymedia, the related refinancing of Unitymedia’s existing debt in early March, the issuance of €500 million of senior secured notes due 2020 at UPCB Finance Limited in January, and the extension of approximately $510 million of maturities at the UPC Broadband Holding level. At March 31, 2010, approximately 4% of our total debt was due through 2012 and we estimate that our debt borrowing cost17 was approximately 7.6%. Subsequent to March 31, 2010, we have extended approximately $1.1 billion of debt due in the 2013 — 2014 period to 2015 — 2017. These extensions have improved our maturity schedule, such that over 75% is due in 2015 and beyond.

About Liberty Global

Liberty Global is the leading international cable operator offering advanced video, voice and broadband internet services to connect its customers to the world of entertainment, communications and information. As of March 31, 2010, Liberty Global operated state-of-the-art networks serving 18 million customers across 14 countries principally located in Europe, Chile and Australia. Liberty Global’s operations also include significant programming businesses such as Chellomedia in Europe.

PRESS RELEASE

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our expectations with respect to our 2010 outlook and future growth prospects, including our continued ability to increase our organic RGU additions and further grow the penetration of our advanced services, increase our ARPU per customer and improve our OCF margins, and our estimation of the impact of the Chilean earthquake; our assessment of our liquidity and access to capital markets, including our borrowing availability, potential uses of our excess capital, including for continued stock buybacks, and our ability to continue to do opportunistic refinancings and debt maturity extensions; our expectations with respect to the timing and impact of our expanded roll-out of advanced products and services, including our next-generation broadband services and advanced digital video features; our insight and expectations regarding competitive and economic factors in our markets, the availability of accretive M&A opportunities and the impact of our M&A activity on our operations and financial performance; our expectations with respect to tax payments arising from the J:COM Transaction and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of the Company’s services and willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control capital expenditures as measured by percentage of revenue, achieve assumed margins and control the phasing of our FCF, our ability to access cash of our subsidiaries and the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, as well as other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”) including our most recently filed Forms 10-K and 10-Q. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information, please visit www.lgi.com or contact:

Investor Relations:		Corporate Communications:
Christopher Noyes	+1 303.220.6693	Hanne Wolf	+1 303.220.6678
Molly Bruce	+1 303.220.4202	Bert Holtkamp	+31 20.778.9800
K.C. Dolan	+1 303.220.6686

PRESS RELEASE

[1]

Please see page 20 for the definition of revenue generating units (“RGUs”). Organic figures exclude RGUs of acquired entities at the date of acquisition but include the impact of changes in RGUs from the date of acquisition. Organic figures represent changes on a net basis.

[2]	Please see page 13 for our operating cash flow definition and the required reconciliation.
[3]

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the respective period in 2010, we have adjusted our historical 2009 revenue and OCF to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2009 and 2010 in the respective 2009 rebased amounts to the same extent that the revenue and OCF of such entities are included in our 2010 results, (ii) exclude the pre-disposition revenue and OCF of certain entities that were disposed or otherwise deconsolidated during 2009 and 2010 from our rebased amounts for the three months ended March 31, 2009 and (iii) reflect the translation of our 2009 rebased amounts at the applicable average exchange rates that were used to translate our 2010 results. Unless otherwise noted, rebased growth rates presented herein exclude Unitymedia’s arena business. Please see page 11 for supplemental information, including additional information with respect to the treatment of arena in our rebased growth calculations.

[4]

Free cash flow or FCF is defined as net cash provided by the operating activities of our continuing operations less capital expenditures of our continuing operations, each as reported in our consolidated statements of cash flows. Please see page 14 for more information on FCF and the required reconciliation.

[5]

In addition to the J:COM Transaction, we sold UPC Slovenia on July 15, 2009. The results of operations, subscriber metrics and cash flows of J:COM and UPC Slovenia have been classified as discontinued operations for all periods presented. Accordingly, the financial and subscriber information presented herein includes only our continuing operations.

[6]

Amounts are adjusted for the direct financial impacts of the earthquake during Q1 2010, including the estimated lost revenue associated with the destroyed homes, temporary service outages and VTR’s allowance of free telephone usage during the weeks following the earthquake of $4.3 million and the increase in operating and selling, general and administrative costs of $0.9 million.

[7]	Digital penetration is calculated by dividing digital cable RGUs by the total of digital and analog cable RGUs.
[8]	Includes MMDS.
[9]	DVR, HD and VoD refer to digital video recorder, high definition and video-on-demand, respectively.
[10]

ARPU or ARPU per RGU refers to the average monthly subscription revenue per average RGU. ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship. In both cases, the amounts are calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile telephony revenue) for the indicated period, by the average of the opening and closing balances for RGUs or customer relationships, as the case may be, for the period. Unless otherwise indicated, the growth rate for ARPU per customer relationship for LGI and UPC is not adjusted for currency impacts.

[11]	OCF margin is calculated by dividing OCF by total revenue for the applicable period.
[12]	Please see page 14 for more information on Adjusted FCF.
[13]	Total debt includes capital lease obligations.
[14]	Net debt is defined as total debt less cash and cash equivalents.
[15]

Our gross and net debt ratios are defined as total debt and net debt to annualized OCF of the latest quarter. For the as adjusted ratios, the annualized OCF utilized in the denominator includes the OCF for Unitymedia for the entire Q1 2010, as determined under accounting principles generally accepted in the U.S. (“GAAP”).

[16]

The $1.6 billion amount reflects the aggregate unused borrowing capacity, as represented by the maximum undrawn commitments under our subsidiaries’ applicable facilities without regard to covenant compliance calculations.

[17]

Our fully-swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable and fixed rate indebtedness, including the effects of derivative instruments, discounts and commitment fees, but excluding the impact of financing costs.

PRESS RELEASE

Liberty Global, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

	March 31, 2010	December 31, 2009
	in millions
ASSETS
Current assets:
Cash and cash equivalents	$4,184.2	$3,269.6
Trade receivables, net	696.1	1,016.7
Deferred income taxes	234.3	504.2
Derivative instruments	119.3	157.6
Other current assets	291.0	330.1
Total current assets	5,524.9	5,278.2

Restricted cash	11.6	4,135.8
Investments	938.1	1,008.6
Property and equipment, net	10,990.5	12,010.7
Goodwill	11,561.9	13,353.8
Intangible assets subject to amortization, net	2,421.4	2,130.0
Other assets, net	1,635.1	1,982.8

Total assets	$33,083.5	$39,899.9

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$528.9	$734.9
Deferred revenue and advance payments from subscribers and others	912.9	886.4
Current portion of debt and capital lease obligations	64.9	487.7
Derivative instruments	599.0	741.6
Accrued interest	301.5	168.6
Other accrued and current liabilities	1,699.8	1,516.7
Total current liabilities	4,107.0	4,535.9

Long-term debt and capital lease obligations	21,642.9	25,364.9
Deferred tax liabilities	1,273.9	890.5
Other long-term liabilities	1,993.7	2,611.5
Total liabilities	29,017.5	33,402.8

Commitments and contingencies

Equity:
Total LGI stockholders	3,582.7	3,120.1
Noncontrolling interests	483.3	3,377.0
Total equity	4,066.0	6,497.1

Total liabilities and equity	$33,083.5	$39,899.9

PRESS RELEASE

Liberty Global, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	Three months ended March 31,
	2010	2009
	in millions, except per share amounts

Revenue	$2,178.9	$1,697.5

Operating costs and expenses:
Operating (other than depreciation and amortization) (including stock-based compensation)	827.8	658.4
Selling, general and administrative (including stock-based compensation)	409.9	318.5
Depreciation and amortization	589.2	483.3
Impairment, restructuring and other operating charges, net	48.4	0.7
	1,875.3	1,460.9
Operating income	303.6	236.6

Non-operating income (expense):
Interest expense	(343.2)	(188.1)
Interest and dividend income	13.0	21.2
Realized and unrealized losses on derivative instruments, net	(510.5)	(152.5)
Foreign currency transaction losses, net	(135.1)	(245.2)
Realized and unrealized gains (losses) due to changes in fair values of certain investments and debt, net	52.6	(20.1)
Other income (expense), net	3.0	(1.5)
	(920.2)	(586.2)
Loss from continuing operations before income taxes	(616.6)	(349.6)

Income tax expense	(16.7)	(18.8)

Loss from continuing operations	(633.3)	(368.4)

Discontinued operations:
Earnings from discontinued operations, net of taxes	47.6	124.7
Gain on disposal of discontinued operations, net of taxes	1,392.2	—
	1,439.8	124.7

Net earnings (loss)	806.5	(243.7)

Net earnings attributable to noncontrolling interests	(69.9)	(55.0)

Net earnings (loss) attributable to LGI stockholders	$736.6	$(298.7)

Basic and diluted earnings (loss) attributable to LGI stockholders per share:
Continuing operations	$(2.44)	$(1.33)
Discontinued operations	5.19	0.25
	$2.75	$(1.08)

PRESS RELEASE

Liberty Global, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Three months ended March 31,
	2010	2009
	in millions
Cash flows from operating activities:
Net earnings (loss)	$806.5	$(243.7)
Earnings from discontinued operations	(1,439.8)	(124.7)
Loss from continuing operations	(633.3)	(368.4)

Adjustments to reconcile loss from continuing operations to net cash provided by operating activities	1,267.5	806.1
Net cash provided by operating activities of discontinued operations	169.1	266.2
Net cash provided by operating activities	803.3	703.9

Cash flows from investing activities:
Proceeds received upon disposition of discontinued operations, net of deconsolidated cash and disposal costs	3,164.7	—
Cash paid in connection with acquisitions, net of cash acquired	(2,627.1)	—
Capital expended for property and equipment	(405.0)	(412.5)
Other investing activities, net	1.2	3.6
Net cash used by investing activities of discontinued operations	(88.4)	(124.9)
Net cash provided (used) by investing activities	45.4	(533.8)

Cash flows from financing activities:
Repayments and repurchases of debt and capital lease obligations	(4,440.8)	(190.3)
Borrowings of debt	1,241.1	—
Decrease in cash collateral	3,557.8	—
Repurchase of LGI common stock	(101.5)	(116.5)
Net cash paid related to derivative instruments	(91.0)	—
Excess tax benefits from stock-based compensation	34.3	—
Payment of deferred financing costs	(23.3)	(26.7)
Other financing activities, net	16.3	(10.6)
Net cash used by financing activities of discontinued operations	(22.2)	(58.4)
Net cash provided (used) by financing activities	170.7	(402.5)

Effect of exchange rate changes on cash:
Continuing operations	(118.1)	(49.1)
Discontinued operations	13.3	(23.0)
Total	(104.8)	(72.1)

Net increase (decrease) in cash and cash equivalents:
Continuing operations	842.8	(364.4)
Discontinued operations	71.8	59.9
Total	914.6	(304.5)

Cash and cash equivalents:
Beginning of period	3,269.6	1,374.0
End of period	$4,184.2	$1,069.5

Cash paid for interest:
Continuing operations	$174.3	$207.1
Discontinued operations	10.3	19.6
Total	$184.6	$226.7

Net cash paid for taxes:
Continuing operations	$7.8	$5.9
Discontinued operations	0.9	113.1
Total	$8.7	$119.0

PRESS RELEASE

Revenue and Operating Cash Flow

The following tables present revenue and operating cash flow by reportable segment for the three months ended March 31, 2010, as compared to the corresponding prior year period. All of the reportable segments derive their revenue primarily from broadband communications and/or DTH services, including video, voice and broadband internet services. Certain segments also provide business-to-business services. At March 31, 2010, our operating segments in the UPC Broadband Division provided services in 10 European countries. Unitymedia’s broadband communications operations are reported in our Germany segment, while Unitymedia’s DTH operations (“arena”) are included in our corporate and other category. Our Other Western Europe segment includes our operating segments in Austria and Ireland. Our Central and Eastern Europe segment includes our operating segments in the Czech Republic, Hungary, Poland, Romania and Slovakia. Telenet, VTR and Austar provide broadband communications services in Belgium, Chile and Australia, respectively. Our corporate and other category includes (i) less significant consolidated operating segments that provide (a) broadband communications services in Puerto Rico, (b) video programming and other services in Europe and Argentina and (c) DTH operations in Germany and (ii) our corporate category. Intersegment eliminations primarily represent the elimination of intercompany transactions between our broadband communications and programming operations, primarily in Europe.

During the first quarter of 2010, we initiated the process of centralizing the UPC Broadband Division’s DTH operations into a Luxembourg-based organization and began reporting the DTH operations under a centralized management structure within the UPC Broadband Division’s Central and Eastern Europe reportable segment. Previously, these operations, which provide DTH services to customers in the Czech Republic, Hungary, Romania and Slovakia, were managed by the respective local management in these countries with support from the UPC Broadband Division’s central operations, and accordingly, were previously included in the results of the UPC Broadband Division’s Central and Eastern Europe and central operations segments. As a result of this change, the DTH operating results that were previously reported in the UPC Broadband Division’s central operations are now reported within UPC Broadband’s Central and Eastern Europe segment. Segment information for all periods presented has been restated to reflect the above-described change and to present J:COM and UPC Slovenia as discontinued operations. We present only the reportable segments of our continuing operations in the following tables.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2010, we have adjusted our historical revenue and OCF for the three months ended March 31, 2009 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2009 and 2010 in our rebased amounts for the three months ended March 31, 2009 to the same extent that the revenue and OCF of such entities are included in our results for the three months ended March 31, 2010, (ii) exclude the pre-disposition revenue and OCF of certain entities that were disposed or otherwise deconsolidated during 2009 and 2010 from our rebased amounts for the three months ended March 31, 2009 to the same extent that the revenue and OCF of such entities are excluded from our results for the three months ended March 31, 2010, and (iii) reflect the translation of our rebased amounts for the three months ended March 31, 2009 at the applicable average exchange rates that were used to translate our results for the three months ended March 31, 2010. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the three months ended March 31, 2009 include Unitymedia and two small acquisitions in Europe. The disposed and deconsolidated entities that were excluded in whole or in part from the determination of our rebased revenue and OCF for the three months ended March 31, 2009 were three of Chellomedia’s programming distribution businesses. For the two months of 2010, we consolidated approximately $3 million of revenue and no appreciable OCF from the arena business and for the comparable period in 2009, revenue and OCF was approximately $96 million and $14 million, respectively. The revenue and OCF decline reflects the substantial changes in arena’s business during 2009, including the expiration of its right to broadcast certain premium sports broadcasting content during June 2009. As we are currently evaluating our strategic alternatives with respect to Unitymedia’s arena operations and because arena is not currently material to our ongoing operations and its business subsequent to our acquisition is not comparable to corresponding prior year periods, our rebase growth calculations exclude arena unless otherwise noted. In terms of acquired entities, we have reflected the revenue and OCF of these acquired entities in our 2009 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between GAAP and local generally accepted accounting principles, (ii) any significant effects of post-acquisition purchase accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical 2009 results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our 2009 rebased amounts have not been prepared with a view towards complying with Article 11 of the SEC’s Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased 2009 amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing 2010 growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance for 2009. Therefore, we believe our rebased data is not a non-GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

PRESS RELEASE

In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the U.S. dollar change and percentage change from period to period, (iii) the percentage change from period to period, after removing FX, and (iv) the percentage change from period to period on a rebased basis. The comparisons that exclude FX assume that exchange rates remained constant during the periods that are included in each table.

Revenue

	Three months ended March 31,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2010	2009	$	%	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
Germany[1]	$216.8	$—	$216.8	N.M.	N.M.	—
The Netherlands	295.5	266.9	28.6	10.7	4.4	—
Switzerland	260.3	238.1	22.2	9.3	0.7	—
Other Western Europe	214.2	194.4	19.8	10.2	3.9	—
Total Western Europe	986.8	699.4	287.4	41.1	34.0	3.5
Central and Eastern Europe	286.1	253.9	32.2	12.7	(1.7)	(1.7)
Central operations	0.2	—	0.2	N.M.	N.M.	—
Total UPC Broadband Division	1,273.1	953.3	319.8	33.5	24.5	2.3

Telenet (Belgium)	439.1	374.2	64.9	17.3	10.6	8.7
VTR (Chile)	182.0	155.8	26.2	16.8	(0.2)	(0.2)
Austar (Australia)	156.4	108.5	47.9	44.1	5.9	5.9
Corporate and other	149.2	124.4	24.8	19.9	11.5	—
Intersegment eliminations	(20.9)	(18.7)	(2.2)	(11.8)	(5.6)	—

Total	$2,178.9	$1,697.5	$481.4	28.4	17.2	(0.3)

Total (excluding arena)						4.1

Operating Cash Flow

	Three months ended March 31,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2010	2009	$	%	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
Germany[1]	$119.7	$—	$119.7	N.M.	N.M.	—
The Netherlands	169.2	152.7	16.5	10.8	4.4	—
Switzerland	142.1	130.5	11.6	8.9	0.3	—
Other Western Europe	98.6	88.8	9.8	11.0	4.7	—
Total Western Europe	529.6	372.0	157.6	42.4	35.2	4.2
Central and Eastern Europe	141.9	129.9	12.0	9.2	(4.6)	(4.6)
Central operations	(36.4)	(41.6)	5.2	12.5	17.0	—
Total UPC Broadband Division	635.1	460.3	174.8	38.0	28.7	3.6

Telenet (Belgium)	222.3	190.6	31.7	16.6	9.9	11.9
VTR (Chile)	70.1	61.4	8.7	14.2	(2.5)	(2.5)
Austar (Australia)	54.1	37.5	16.6	44.3	6.2	6.2
Corporate and other	(6.4)	(3.7)	(2.7)	(73.0)	(53.7)	—

Total	$975.2	$746.1	$229.1	30.7	20.1	3.2

Total (excluding arena)						4.7

N.M. — Not meaningful

1          Represents activity of Unitymedia’s broadband communications operations from the January 28, 2010 acquisition date through March 31, 2010.

PRESS RELEASE

Operating Cash Flow Definition and Reconciliation

Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance. Operating cash flow is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, depreciation and amortization, provisions for litigation, and impairment, restructuring and other operating charges or credits). Other operating charges or credits include gains and losses on the disposition of long-lived assets and direct acquisition costs, such as third-party due diligence, legal and advisory costs. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our operating cash flow measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings (loss), cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of total segment operating cash flow to our operating income is presented below.

	Three months ended March 31,
	2010	2009
	in millions

Total segment operating cash flow from continuing operations	$975.2	$746.1
Stock-based compensation expense	(34.0)	(25.5)
Depreciation and amortization	(589.2)	(483.3)
Impairment, restructuring and other operating charges, net	(48.4)	(0.7)
Operating income	$303.6	$236.6

Summary of Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table2 details the U.S. dollar equivalent balances of our third-party consolidated debt, capital lease obligations and cash and cash equivalents at March 31, 2010:

		Capital	Debt and	Cash
		Lease	Capital Lease	and Cash
	Debt	Obligations	Obligations	Equivalents
	in millions
LGI and its non-operating subsidiaries	$2,249.4	$—	$2,249.4	$3,540.5
UPC Holding[3] (excluding VTR)	10,752.1	35.6	10,787.7	49.8
VTR	—	1.5	1.5	133.0
Unitymedia	3,649.9	685.1	4,335.0	119.3
Telenet	2,776.2	414.1	3,190.3	270.5
Austar	710.1	—	710.1	48.5
Chellomedia	258.3	—	258.3	8.9
Liberty Puerto Rico	175.5	—	175.5	9.4
Other operating subsidiaries	—	—	—	4.3
Total LGI	$20,571.5	$1,136.3	$21,707.8	$4,184.2

2          Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.

3          Includes senior secured notes of UPCB Finance Limited.

PRESS RELEASE

Capital Expenditures

The following table highlights our capital expenditures per category for the indicated periods:

	Three months ended March 31,
	2010	2009
	in millions
Customer premises equipment	$178.0	$216.6
Scalable infrastructure	55.9	40.5
Line extensions	35.9	34.0
Upgrade/rebuild	36.3	66.6
Support capital	60.6	53.0
Unitymedia	35.3	—
Other including Chellomedia	3.0	1.8
Total capital expenditures	$405.0	$412.5

Capital expenditures as % of revenue	18.6%	24.3%

Free Cash Flow and Adjusted Free Cash Flow Definition and Reconciliation

We define FCF as net cash provided by the operating activities of our continuing operations less the capital expenditures of our continuing operations, each as reported in our consolidated statements of cash flows. We also present Adjusted FCF which adjusts FCF to include Unitymedia’s FCF for the full quarter and to eliminate certain material non-recurring impacts of the Unitymedia and J:COM Transactions, specifically the costs associated with Unitymedia’s pre-acquisition debt, direct acquisition costs of the Unitymedia Transaction, U.S. cash tax payments resulting from the gain on the J:COM Transaction and the related recognition of accumulated excess tax benefits from stock-based compensation. FCF and Adjusted FCF are not GAAP measures of liquidity.

We believe that our presentation of FCF provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. In addition, we believe that Adjusted FCF is meaningful because it provides investors with a better baseline for comparing our ongoing FCF profile. FCF and Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view FCF and Adjusted FCF as supplements to, and not substitutes for, GAAP measures of liquidity included in our consolidated cash flow statements. The following table highlights the reconciliation of our continuing operations’ net cash provided by operating activities to FCF and FCF to Adjusted FCF for the indicated periods:

	Three months ended March 31,
	2010	2009
	in millions
Net cash provided by operating activities from continuing operations	$634.2	$437.7
Capital expenditures	(405.0)	(412.5)
FCF	$229.2	$25.2

FCF	$229.2	$25.2
Unitymedia FCF adjustment for pre-acquisition Q1 2010 period[4]	(42.0)	—
Post-acquisition payments associated with Unitymedia’s old capital structure[5]	37.6	—
Unitymedia direct acquisition costs[6]	36.9	—
Excess tax benefits from stock-based compensation[7]	34.3	—
Adjusted FCF	$296.0	$25.2

4          Represents the estimated FCF of Unitymedia (exclusive of interest and derivative payments associated with Unitymedia’s pre-acquisition debt) during the pre-acquisition Q1 2010 period.

5          Represents interest and derivative payments on Unitymedia’s pre-acquisition debt during the post-acquisition Q1 2010 period. These payments were reflected as a reduction of cash provided by operations in our condensed consolidated cash flow statement for Q1 2010. Unitymedia’s pre-acquisition debt was repaid on March 2, 2010 in connection with the push down of the UPC Germany notes.

6          Represents the direct acquisition costs that were paid during Q1 2010 in connection with the Unitymedia Transaction. These payments were reflected as a reduction of cash provided by operations in our condensed consolidated cash flow statement for Q1 2010.

7          The Q1 2010 adjustment relates to previously accumulated excess tax benefits from stock-based compensation that were recognized in the quarter as a result of the tax liability arising from the J:COM Transaction. These excess tax benefits recognized for accounting purposes are reported as an increase to cash flows from financing activities and a corresponding decrease in cash flows from operating activities in our cash flow statements. Although no U.S. taxes were paid in Q1, 2010, we anticipate that our U.S. tax payments during the remainder of 2010 will range from $225 million to $300 million. The actual income taxes to be paid by our U.S. tax group during 2010 will be a function of (i) the U.S. tax attributes available at December 31, 2010 to offset the liability resulting from the taxable gain and (ii) our other 2010 taxable activities in the U.S.

PRESS RELEASE

Customer Breakdown and Bundling

The following table provides information on the geography of our customer base and highlights our customer bundling metrics at March 31, 2010, December 31, 2009, and March 31, 2009:

	March 31, 2010[8]	December 31, 2009	March 31, 2009	Q1’10 / Q4’09 (% Change)	Q1’10 / Q1’09 (% Change)
Total Customers
UPC Broadband	13,591,300	9,102,200	9,258,200	49.3%	46.8%
Telenet	2,318,000	2,342,400	2,386,200	(1.0)%	(2.9)%
VTR	1,050,700	1,054,300	1,031,200	(0.3)%	1.9%
Other	868,900	868,300	848,100	0.1%	2.5%
LGI Consolidated	17,828,900	13,367,200	13,523,700	33.4%	31.8%

Total Single-Play Customers	11,911,800	8,242,600	8,756,900	44.5%	36.0%
Total Double-Play Customers	2,541,400	2,415,800	2,307,700	5.2%	10.1%
Total Triple-Play Customers	3,375,700	2,708,800	2,459,100	24.6%	37.3%

% Double-Play Customers
UPC Broadband	12.6%	17.6%	16.4%	(28.4)%	(23.2)%
Telenet	24.4%	23.7%	22.5%	3.0%	8.4%
VTR	22.1%	21.7%	20.6%	1.8%	7.3%
LGI Consolidated	14.3%	18.1%	17.1%	(21.0)%	(16.4)%

% Triple-Play Customers
UPC Broadband	16.4%	17.4%	15.6%	(5.7)%	5.1%
Telenet	29.0%	27.8%	24.2%	4.3%	19.8%
VTR	42.1%	42.4%	40.9%	(0.7)%	2.9%
LGI Consolidated	18.9%	20.3%	18.2%	(6.9)%	3.8%

RGUs per Customer Relationship
UPC Broadband	1.45	1.52	1.48	(4.6)%	(2.0)%
Telenet	1.83	1.79	1.71	2.2%	7.0%
VTR	2.06	2.07	2.02	(0.5)%	2.0%
LGI Consolidated	1.52	1.59	1.53	(4.4)%	(0.7)%

ARPU per Customer Relationship Table

The following table provides ARPU per customer relationship9 for the indicated periods:

Three months ended March 31,	FX Neutral
2010	2009	% Change	% Change[10]
UPC Broadband	€22.42	€23.25	(3.6)%	(6.2)%
UPC Broadband (excluding Unitymedia)	€24.78	€23.25	6.6%	3.6%
Telenet	€38.49	€34.19	12.6%	12.6%
VTR	CLP	27,505	CLP	28,359	(3.0)%	(3.0)%
Austar	AUD	71.78	AUD	69.04	4.0%	4.0%
LGI Consolidated	$37.44	$35.24	6.2%	(4.2)%
LGI (excluding Unitymedia)	$41.13	$35.24	16.7%	5.2%

8          Unitymedia cable is included in the March 31, 2010 column and is within UPC Broadband.

9          ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile telephony revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship for UPC Broadband and LGI Consolidated are not adjusted for currency impacts.

10         FX neutral percentage change represents the percentage change on a year-over-year basis adjusted for FX impacts. Average FX rates for the applicable 2010 period are applied to the 2009 results.

PRESS RELEASE

Fixed Income Overview

The following tables provide preliminary financial information for UPC Holding B.V. (“UPC Holding”) and Chellomedia Programming Financing HoldCo B.V. (“Chellomedia Programming”) and are subject to completion of the respective financial statements and to finalization of the respective compliance certificates for the first quarter of 2010. Chellomedia Programming is a component of our Chellomedia business, which generated revenue of approximately €81 million in Q1 2010.

	Three months ended March 31,
	2010	2009
	in millions
UPC Holding:[11]
Revenue	€894.5	€849.4
OCF	422.9	399.8

Chellomedia Programming:[11]
Revenue	€71.3	€62.8
OCF	12.8	14.1

	Debt, Cash and Leverage at March 31, 2010[12]
	Total Debt[13]	Cash	Sr. Leverage		Total Leverage
	in millions
UPC Holding	€7,973.0	€135.1	3.81	x	4.76	x
Chellomedia Programming	190.9	6.3	3.26	x	3.26	x

Operating Cash Flow Definition and Reconciliations

Operating cash flow is not a GAAP measure. As UPC Holding and Chellomedia Programming use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, depreciation and amortization, and other charges or credits outlined in the respective tables below). For additional discussion of OCF, please see page 13.  The following tables provide the appropriate reconciliations:

	Three months ended March 31,
	2010	2009
	in millions
UPC Holding
Total segment operating cash flow	€422.9	€399.8
Stock-based compensation expense	(4.7)	1.0
Depreciation and amortization	(245.9)	(260.8)
Related-party fees and allocations, net	(8.3)	(9.7)
Impairment, restructuring and other operating charges	(1.9)	(3.6)
Operating income	€162.1	€126.7
Chellomedia Programming
Total segment operating cash flow	€12.8	€14.1
Stock-based compensation expense	(0.2)	(0.2)
Depreciation and amortization	(6.0)	(6.0)
Related-party management fees	(2.0)	(2.8)
Impairment, restructuring and other operating charges	—	(0.3)
Operating income	€4.6	€4.8

11         The UPC Holding amounts for the three months ended March 31, 2009 have been recast to reflect a common control transfer that occurred during the fourth quarter of 2009 as if the transfer had occurred on January 1, 2009. This common control transfer involved the transfer of two subsidiaries that perform certain corporate and administrative functions to another LGI subsidiary outside of UPC Holding. The Chellomedia Programming amounts for the three months ended March 31, 2009 have been recast to reflect a common control transfer that occurred during the first quarter of 2010 as if the transfer had occurred on January 1, 2009. This common control transfer involved the transfer of two businesses from another LGI subsidiary outside Chellomedia Programming.

12         In the covenant calculations for UPC Holding, we utilize debt figures which take into account currency swaps calculated at the weighted average FX rates across the period. Reported OCF and debt may differ from what is used in the calculation of the respective covenants. The ratios for each of the two entities are based on March 31, 2010 results, and are subject to completion of our first quarter bank reporting requirements. The ratios for each entity are defined and calculated in accordance with the applicable credit agreement. As defined and calculated in accordance with the UPC Broadband Holding Bank Facility, senior leverage refers to Senior Debt to Annualized EBITDA (last two quarters annualized) and total leverage refers to Total Debt to Annualized EBITDA (last two quarters annualized) for UPC Holding. For Chellomedia Programming, senior leverage refers to Senior Net Debt to Annualized EBITDA (last two quarters annualized) and total leverage refers to Total Net Debt to Annualized EBITDA (last two quarters annualized).

13         Total debt includes capital lease obligations. Debt for UPC Holding and Chellomedia reflects third-party debt only.

PRESS RELEASE

Unitymedia Financial Review14

	Three months ended March 31,		Year ended December 31,
	2010	2009	2009	2008
	Euros in millions
Revenue
Unitymedia Cable	€226.8	€215.9	€871.4	€820.7
arena	3.4	79.6	174.9	360.2
Consolidated Revenue	€230.2	€295.5	€1,046.3	€1,180.9

Operating Cash Flow
Unitymedia Cable	€123.7	€112.6	€466.2	€424.8
arena	0.1	10.1	14.8	47.2
Consolidated Operating Cash Flow	€123.8	€122.7	€481.0	€472.0

Capital Expenditures
Unitymedia Cable	€41.3	€51.3	€213.1	€205.3
arena	0.0	0.3	0.5	0.5
Consolidated Capital Expenditures	€41.3	€51.6	€213.6	€205.8

Unitymedia Cable RGUs (LGI definitions) (in thousands)

	March 31,		December 31,
	2010	2009	2009	2008
Analog video	3,108.9	3,372.9	3,171.0	3,498.8
Digital video	1,414.6	1,204.1	1,362.0	1,116.4
Total video	4,523.5	4,577.0	4,533.0	4,615.2
Broadband internet	638.6	441.5	588.9	380.2
Telephony	637.8	428.0	585.6	362.6
Total RGUs	5,799.9	5,446.5	5,707.5	5,358.0

OCF Definition and Reconciliation

Operating cash flow is not a GAAP measure. As Unitymedia uses the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, depreciation and amortization, and certain other operating charges). For additional discussion of OCF, please see page 13. The following table provides the appropriate reconciliations:

	Three months ended March 31,		Year ended December 31,
	2010	2009	2009	2008
	Euros in millions
Operating Cash Flow	€123.8	€122.7	€481.0	€472.0
Stock-based compensation	(7.3)	(0.5)	(6.0)	—
Depreciation and amortization[15]	(88.3)	(69.1)	(290.6)	(266.8)
Other operating charges	(1.6)	(0.1)	(1.1)	(0.6)
Operating Income	€26.6	€53.0	€183.3	€204.6

14         In accordance with the indenture and agreements governing its debt instruments, Unitymedia prepares its consolidated financial statements in accordance with International Financial Reporting Standards, as adopted by the European Union (“EU-IFRS”). The financial information presented above is derived from unaudited condensed consolidated financial statement information that was converted to GAAP by making adjustments to Unitymedia’s EU-IFRS consolidated financial statements. As we did not own or operate Unitymedia for periods prior to January 28, 2010, no assurance can be given that we have identified all adjustments necessary to present the revenue, OCF and capital expenditures of Unitymedia in accordance with GAAP. The above financial information should be read in conjunction with the EU-IFRS consolidated financial statements of Unitymedia as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007, which consolidated financial statements can be found on our website (www.lgi.com). There are significant differences between EU-IFRS and GAAP.

15         Depreciation and amortization for the three months ended March 31, 2010 includes amounts calculated based on (i) Unitymedia’s historical cost basis for the period from January 1, 2010 through January 28, 2010 (the predecessor period) and (ii) LGI’s allocated cost basis arising from the consideration paid to acquire Unitymedia for the period from January 29, 2010 through March 31, 2010 (the successor period).  Although the combining of predecessor and successor amounts is not in accordance with GAAP, we have presented these amounts on a combined basis to assist the reader in making comparisons between the periods. The amounts presented for depreciation and amortization for the three months ended March 31, 2009 and the years ended December 31, 2009 and 2008 are calculated based on Unitymedia’s historical cost basis.

PRESS RELEASE

	Consolidated Operating Data — March 31, 2010
		Two-way Homes Passed(2)			Video					Internet		Telephony
	Homes Passed(1)		Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)
UPC Broadband Division:
Germany	8,801,700	8,114,900	4,571,900	5,799,900	3,108,900	1,414,600	—	—	4,523,500	8,114,900	638,600	8,114,900	637,800
The Netherlands(13)	2,769,500	2,613,500	1,944,300	3,366,800	1,149,600	791,900	—	—	1,941,500	2,652,500	771,500	2,623,200	653,800
Switzerland(13)	2,003,300	1,699,200	1,579,500	2,346,900	1,144,700	397,000	—	—	1,541,700	2,063,200	492,800	2,063,200	312,400
Austria	1,162,000	1,162,000	712,300	1,261,400	292,500	241,000	—	—	533,500	1,162,000	430,600	1,162,000	297,300
Ireland	873,700	605,100	533,900	728,500	138,500	289,000	—	72,100	499,600	605,100	160,000	521,300	68,900
Total Western Europe	15,610,200	14,194,700	9,341,900	13,503,500	5,834,200	3,133,500	—	72,100	9,039,800	14,597,700	2,493,500	14,484,600	1,970,200
Hungary	1,236,900	1,222,600	891,000	1,385,600	411,700	185,700	183,500	—	780,900	1,222,600	346,400	1,225,100	258,300
Romania	2,068,400	1,743,100	1,219,300	1,643,800	791,100	245,600	182,600	—	1,219,300	1,617,700	271,400	1,555,900	153,100
Poland	2,026,700	1,878,500	1,087,300	1,687,200	749,100	264,000	—	—	1,013,100	1,878,500	475,100	1,878,200	199,000
Czech Republic	1,319,000	1,209,200	774,600	1,184,600	142,800	388,000	99,400	—	630,200	1,209,200	379,000	1,205,100	175,400
Slovakia	491,900	438,100	277,200	360,600	166,400	67,400	31,000	3,500	268,300	400,400	63,600	400,400	28,700
Total Central and Eastern Europe	7,142,900	6,491,500	4,249,400	6,261,800	2,261,100	1,150,700	496,500	3,500	3,911,800	6,328,400	1,535,500	6,264,700	814,500
Total UPC Broadband Division	22,753,100	20,686,200	13,591,300	19,765,300	8,095,300	4,284,200	496,500	75,600	12,951,600	20,926,100	4,029,000	20,749,300	2,784,700

Telenet (Belgium)	2,800,100	2,800,100	2,318,000	4,230,600	1,252,900	1,065,100	—	—	2,318,000	2,800,100	1,149,600	2,800,100	763,000

The Americas:
VTR (Chile)	2,590,800	1,943,100	1,050,700	2,167,300	349,000	544,500	—	—	893,500	1,943,100	653,900	1,930,800	619,900
Puerto Rico	348,500	348,500	124,900	214,600	—	86,000	—	—	86,000	348,500	78,400	348,500	50,200
Total The Americas	2,939,300	2,291,600	1,175,600	2,381,900	349,000	630,500	—	—	979,500	2,291,600	732,300	2,279,300	670,100

Austar (Australia)	2,518,000	—	744,000	744,000	—	—	743,800	—	743,800	30,400	200	—	—

Grand Total	31,010,500	25,777,900	17,828,900	27,121,800	9,697,200	5,979,800	1,240,300	75,600	16,992,900	26,048,200	5,911,100	25,828,700	4,217,800

PRESS RELEASE

	Subscriber Variance Table — March 31, 2010 vs. December 31, 2009
					Video					Internet		Telephony
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)
UPC Broadband Division:
Germany	8,801,700	8,114,900	4,571,900	5,799,900	3,108,900	1,414,600	—	—	4,523,500	8,114,900	638,600	8,114,900	637,800
The Netherlands	4,100	4,600	(13,600)	46,700	(54,300)	40,500	—	—	(13,800)	5,200	29,800	4,600	30,700
Switzerland	21,700	54,000	(4,800)	9,600	(22,400)	17,800	—	—	(4,600)	60,000	5,400	62,900	8,800
Austria	1,500	1,500	(9,600)	2,800	(15,800)	8,000	—	—	(7,800)	1,500	600	1,500	10,000
Ireland	(3,700)	12,100	(2,200)	15,200	(15,100)	12,100	—	(2,200)	(5,200)	12,100	11,900	22,100	8,500
Total Western Europe	8,825,300	8,187,100	4,541,700	5,874,200	3,001,300	1,493,000	—	(2,200)	4,492,100	8,193,700	686,300	8,206,000	695,800
Hungary	2,300	6,000	(7,500)	4,700	(36,800)	28,300	(2,500)	—	(11,000)	6,000	10,100	6,100	5,600
Romania	(1,900)	1,100	(30,300)	(23,900)	(46,500)	14,600	1,600	—	(30,300)	1,100	4,000	1,100	2,400
Poland	1,500	2,600	(3,200)	26,100	(38,100)	34,600	—	—	(3,500)	2,600	14,500	3,100	15,100
Czech Republic	1,100	1,100	(4,300)	20,500	(9,300)	8,300	(4,700)	—	(5,700)	1,100	17,000	1,100	9,200
Slovakia	700	1,600	(7,300)	(5,300)	(12,100)	6,100	(1,500)	(400)	(7,900)	2,000	1,100	2,000	1,500
Total Central and Eastern Europe	3,700	12,400	(52,600)	22,100	(142,800)	91,900	(7,100)	(400)	(58,400)	12,800	46,700	13,400	33,800
Total UPC Broadband Division	8,829,000	8,199,500	4,489,100	5,896,300	2,858,500	1,584,900	(7,100)	(2,600)	4,433,700	8,206,500	733,000	8,219,400	729,600

Telenet (Belgium)	6,300	6,300	(24,400)	31,300	(88,700)	64,200	—	—	(24,500)	6,300	33,700	6,300	22,100

The Americas:
VTR (Chile)	(20,100)	(10,100)	(3,600)	(10,300)	(21,400)	12,700	—	—	(8,700)	(10,100)	600	(10,900)	(2,200)
Puerto Rico	200	200	(1,600)	900	—	(1,500)	—	—	(1,500)	200	1,100	200	1,300
Total The Americas	(19,900)	(9,900)	(5,200)	(9,400)	(21,400)	11,200	—	—	(10,200)	(9,900)	1,700	(10,700)	(900)

Austar (Australia)	6,300	—	2,200	2,200	—	—	2,200	—	2,200	—	—	—	—

Total Continuing Operations	8,821,700	8,195,900	4,461,700	5,920,400	2,748,400	1,660,300	(4,900)	(2,600)	4,401,200	8,202,900	768,400	8,215,000	750,800

Discontinued Operations — Japan (J:COM)	(12,593,800)	(12,593,800)	(3,274,800)	(5,946,600)	(250,200)	(2,348,400)	—	—	(2,598,600)	(12,593,800)	(1,584,900)	(12,133,800)	(1,763,100)

Grand Total	(3,772,100)	(4,397,900)	1,186,900	(26,200)	2,498,200	(688,100)	(4,900)	(2,600)	1,802,600	(4,390,900)	(816,500)	(3,918,800)	(1,012,300)

ORGANIC GROWTH SUMMARY:
UPC Broadband Division (excluding Germany)	31,800	84,600	(79,600)	99,600	(250,400)	173,500	(7,100)	(2,600)	(86,600)	91,600	94,400	104,500	91,800
Germany	8,900	11,800	(52,500)	65,000	(36,100)	32,400	—	—	(3,700)	11,800	33,500	11,800	35,200
Total UPC Broadband Division	40,700	96,400	(132,100)	164,600	(286,500)	205,900	(7,100)	(2,600)	(90,300)	103,400	127,900	116,300	127,000
Telenet (Belgium)	6,300	6,300	(24,400)	31,300	(88,700)	64,200	—	—	(24,500)	6,300	33,700	6,300	22,100
The Americas	4,600	6,100	3,600	6,100	(18,500)	15,700	—	—	(2,800)	6,100	6,200	5,300	2,700
Austar (Australia)	6,300	—	2,200	2,200	—	—	2,200	—	2,200	—	—	—	—
Total Organic Change	57,900	108,800	(150,700)	204,200	(393,700)	285,800	(4,900)	(2,600)	(115,400)	115,800	167,800	127,900	151,800

ADJUSTMENTS:
Q1 2010 Acquisition — Germany(Unitymedia)	8,792,800	8,103,100	4,624,400	5,734,900	3,145,000	1,382,200	—	—	4,527,200	8,103,100	605,100	8,103,100	602,600
Q1 2010 Disposition — Japan (J:COM)	(12,593,800)	(12,593,800)	(3,274,800)	(5,946,600)	(250,200)	(2,348,400)	—	—	(2,598,600)	(12,593,800)	(1,584,900)	(12,133,800)	(1,763,100)
Q1 2010 Chile earthquake adjustment(14)	(24,500)	(16,000)	(8,800)	(15,500)	(2,900)	(4,500)	—	—	(7,400)	(16,000)	(4,500)	(16,000)	(3,600)
Q1 2010 Austria adjustment	—	—	(3,200)	(3,200)	—	(3,200)	—	—	(3,200)	—	—	—	—
Q1 2010 Ireland adjustment	(2,500)	—	—	—	—	—	—	—	—	—	—	—	—
Q1 2010 Romania adjustment	(2,000)	—	—	—	—	—	—	—	—	—	—	—	—
Net Adjustments	(3,830,000)	(4,506,700)	1,337,600	(230,400)	2,891,900	(973,900)	—	—	1,918,000	(4,506,700)	(984,300)	(4,046,700)	(1,164,100)

Net Adds (Reductions) from Continuing Operations	8,821,700	8,195,900	4,461,700	5,920,400	2,748,400	1,660,300	(4,900)	(2,600)	4,401,200	8,202,900	768,400	8,215,000	750,800
Net Reductions from Discontinued Operations	(12,593,800)	(12,593,800)	(3,274,800)	(5,946,600)	(250,200)	(2,348,400)	—	—	(2,598,600)	(12,593,800)	(1,584,900)	(12,133,800)	(1,763,100)
Total Net Adds (Reductions)	(3,772,100)	(4,397,900)	1,186,900	(26,200)	2,498,200	(688,100)	(4,900)	(2,600)	1,802,600	(4,390,900)	(816,500)	(3,918,800)	(1,012,300)

PRESS RELEASE

Footnotes for Operating Data and Subscriber Variance Tables

(1)          Homes Passed are homes or residential multiple dwelling units that can be connected to our networks without materially extending the distribution plant, except for direct-to-home (DTH) and Multi-channel Multipoint (microwave) Distribution System (MMDS) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. With the exception of Austar, we do not count homes passed for DTH. With respect to Austar, we count all homes in the areas that Austar is authorized to serve as Homes Passed. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used by Cablecom in Switzerland (see note 13) or the unbundled loop and shared access network used by one of our Austrian subsidiaries, UPC Austria GmbH (Austria GmbH), we do not report homes passed for Cablecom’s partner networks or the unbundled loop and shared access network used by Austria GmbH.

(2)          Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video and internet services and, in most cases, telephony services. Due to the fact that we do not own the partner networks used in Switzerland and the Netherlands or the unbundled loop and shared access network used by Austria GmbH, we do not report two-way homes passed for Cablecom’s or the Netherlands’ partner networks or the unbundled loop and shared access network used by Austria GmbH.

(3)          Customer Relationships are the number of customers who receive at least one of our video, internet or voice services that we count as Revenue Generating Units (RGUs), without regard to which, or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (EBU) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. Customer Relationships generally are counted on a unique premise basis. Accordingly, if an individual receives our services in two premises (e.g., primary home and vacation home), that individual will count as two Customer Relationships. We exclude mobile customers from Customer Relationships.

(4)          Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premise basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives our service in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a permanent basis (e.g., VIP subscribers, free service to employees) are not counted as RGUs.

(5)          Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. In Europe, we have approximately 436,800 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service, with only a few channels.

(6)          Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. Individuals who receive digital cable service through a purchased digital set-top box but do not pay a monthly digital service fee are only counted as Digital Cable Subscribers to the extent we can verify that such individuals are subscribing to our analog cable service. We include 35,700 of these subscribers in the Digital Cable Subscribers reported for Cablecom. Subscribers to digital cable services provided by Cablecom over partner networks receive analog cable services from the partner networks as opposed to Cablecom.

(7)          DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite. We are currently evaluating our strategic alternatives with respect to Unitymedia’s arena segment. Accordingly, the reported number of DTH Subscribers at March 31, 2010 does not include the arena segment’s 51,100 DTH subscribers.

(8)          MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via a multi-channel multipoint (microwave) distribution system.

(9)          Internet Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of broadband internet services if requested by the customer, building owner or housing association, as applicable. With respect to Austria GmbH, we do not report as Internet Homes Serviceable those homes served either over an unbundled loop or over a shared access network.

(10)    Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers in Austria include 80,000 residential digital subscriber line (DSL) subscribers of Austria GmbH that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. Unitymedia offers a 128Kbps wholesale internet service to housing associations on a bulk basis. Our Internet Subscribers in Germany include 5,000 subscribers within such housing associations who have requested and received a modem that enables the receipt of Unitymedia’s 128Kbps wholesale internet service.

(11)    Telephony Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of telephony services if requested by the customer, building owner or housing association, as applicable. With respect to Austria GmbH, we do not report as Telephony Homes Serviceable those homes served over an unbundled loop rather than our network.

(12)    Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers in Austria include 52,600 residential subscribers of Austria GmbH that are not serviced over our networks.

(13)    Pursuant to service agreements, Cablecom and, to a much lesser extent, the Netherlands offer digital cable, broadband internet and telephony services over networks owned by third-party cable operators (partner networks). A partner network RGU is only recognized if there is a direct billing relationship with the customer. Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by the applicable service agreements. Internet and Telephony Homes Serviceable with respect to partner networks have been estimated by Cablecom. These estimates may change in future periods as more accurate information becomes available. At March 31, 2010, Cablecom’s partner networks account for 105,500 Customer Relationships, 150,100 RGUs, 68,200 Digital Cable Subscribers, 364,000 Internet and Telephony Homes Serviceable, 50,000 Internet Subscribers, and 31,900 Telephony Subscribers. In addition, partner networks account for 469,400 digital cable homes serviceable that are not included in Homes Passed or Two-way Homes Passed in our March 31, 2010 subscriber table.

(14)    On February 27, 2010, areas served by VTR’s cable television systems in Chile experienced a significant earthquake. As a result, we have reflected non-organic adjustments to VTR’s subscriber statistics to reflect the estimated impact of the homes or buildings within VTR’s footprint that were destroyed by the earthquake.

Additional General Notes to Tables:   With respect to Chile and Puerto Rico, residential multiple dwelling units with a discounted pricing structure for video, broadband internet or telephony services are counted on an EBU basis. With respect to commercial establishments, such as bars, hotels and hospitals, to which we provide video and other services primarily for the patrons of such establishments, the subscriber count is generally calculated on an EBU basis by our subsidiaries (with the exception of Telenet, which counts commercial establishments on a per connection basis). EBU is generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. Telenet leases a portion of its network under a long-term capital lease arrangement. These tables include operating statistics for Telenet’s owned and leased networks. On a business-to-business basis, certain of our subsidiaries provide data, telephony and other services to businesses, primarily in the Netherlands, Switzerland, Austria, Ireland, Hungary, Belgium and Romania. We generally do not count customers of these services as subscribers, customers or RGUs. In Germany, homes passed reflect the footprint, and two-way homes passed and internet and telephony homes serviceable reflect the technological capability, of our network up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis. While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews. Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.